Exhibit 10.5

SOVEREIGN BANCORP, INC. 2001 STOCK INCENTIVE PLAN

FORM OF STOCK OPTION AGREEMENT FOR

INCENTIVE STOCK OPTION

BETWEEN

SOVEREIGN BANCORP, INC.

AND

Date of Grant:	________________

Number of Shares:	________________

Exercise Price:	$________/share

Option Expiration Date:	________________

INCENTIVE STOCK OPTION AGREEMENT

Number of shares subject to option: ___ shares.

     This Agreement dated ____________, between Sovereign Bancorp, Inc. (the “Corporation”) and _______________(the “Optionholder”).

WITNESSETH:

1. Grant of Option

     Pursuant to the provisions of the Sovereign Bancorp, Inc. 2001 Stock Incentive Plan (the “Plan”) the Corporation hereby grants to the Optionholder, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Corporation for cash, or for common stock of the Corporation subject to the approval of the Committee (as defined in the Plan), all or any part of an aggregate of ___shares of common stock (without par value) of the Corporation (the “Common Stock”) at the exercise price of $___ per share; such option to be exercised as hereinafter provided (this “Option”).

2. Terms and Conditions

     It is understood and agreed that the Option evidenced hereby is subject to the following terms and conditions:

(a)	Expiration Date. Subject to the provisions of paragraphs 2(d) and 2(e), the Option granted hereby shall expire on _________[not more than ten years from the date of grant except for an Option granted to a 10% shareholder, which shall be limited to five years].

(b)	Exercise of Option. Except in the case of a Change In Control (as defined in the Plan), this Option may not be exercised until both (1) the Optionholder has been continuously employed by the Corporation or a Subsidiary of the Corporation (as defined in the Plan) for a period of ___years following the date of grant (the “Service Requirement”) and (2) certain performance goals (the “Performance Goals”) determined by the Corporation on the date of grant and described in Appendix A hereto have been achieved. Upon achievement of the Performance

Goals and attainment of the Service Requirement, this Option may be exercised at any time thereafter but no later than the Option’s expiration date.

This Option may be exercised in whole at any time, or from time to time in part, to the extent vested, prior to the expiration date specified in paragraph 2(a). Any exercise shall be accompanied by a written notice to the Corporation specifying the number of shares as to which the Option is being exercised. Notwithstanding anything contained herein to the contrary, if a Change in Control (as defined in the Plan) occurs, the Option granted hereby shall become immediately exercisable.

(c)	Payment of Exercise Price upon Exercise. At the time of any exercise, the exercise price of the shares as to which this Option shall be exercised shall be paid in cash (or, subject to the conditions and limitations described in the Plan, by delivering shares of Common Stock of the Corporation or by delivering a combination of such Common Stock and cash equal to the aggregate exercise price of the shares being acquired, determined by reference to the exercise price per share set forth in paragraph 1 hereof) to the Corporation.

(d)	Exercise upon Death, Being Disabled, or Termination of Employment.

(1)	In the event of the termination of the Optionholder’s employment as an employee of the Corporation or a Subsidiary by reason of death or being disabled (as defined in the Plan), this Option may be exercised, to the extent that the Optionholder was entitled to do so at the date of termination of employment due to such cause, in whole at any time, or from time to time in part, within one year after the Optionholder’s death or disability, but in no event later than the expiration date specified in paragraph 2(a).

(2)	In the event the Optionholder’s employment with the Corporation or a Subsidiary is terminated by the Optionholder due to Retirement (as defined in the Plan), this Option may be exercised, to the extent that the Optionholder was entitled to do so at the date of termination of employment due to such cause, in whole at any time, or from time to time in part, within three months after the date of such termination of employment, but in no event later than the expiration date specified in paragraph 2(a).

(3)	In the event the Optionholder’s employment with the Corporation or a Subsidiary is voluntarily terminated by the Optionholder (other than for Retirement), this Option will expire upon such termination of employment.

(4)	Except as otherwise provided in (5) below, in the event the Optionholder’s employment with the Corporation or a Subsidiary is terminated due to a corporate downsizing (as determined in accordance with the provisions of the Plan), Retirement, or other circumstances where it is deemed equitable to do so, the Committee may waive any continuous service requirements for vesting purposes in accordance with the terms of the Plan and permit the exercise of this Option. In addition, the Committee may, in the case of a corporate downsizing or other circumstances where it is deemed equitable to do so, waive the otherwise applicable lapse provision of this Option and permit its exercise within three months after the date of termination of employment due to such causes, but in no event later than the expiration date specified in paragraph 2(a).

(5)	Notwithstanding anything herein to the contrary, in the event the Optionholder’s employment with the Corporation or a Subsidiary is terminated “for cause” (as defined in the Plan), all rights to exercise this Option shall terminate upon such termination of employment.

(e)	Harmful Activity. If the Optionholder shall engage in any “harmful activity” while employed by the Corporation or within six months after termination of employment with the Corporation, then (a) this Option, to the extent then unexercised and whether vested or unvested, shall immediately be forfeited and canceled; and (b) any Profits realized upon the exercise of this Option shall inure to the Corporation. The aforementioned restriction shall not apply in the event that Optionholder’s employment with the Corporation terminates within two years after a Change in Control if any of the following have occurred: (a) a relocation of the Optionholder’s principal place of employment more than 35 miles from the Optionholder’s principal place of employment immediately prior to the Change in Control, (b) a reduction in the Optionholder’s base salary after a Change in Control, or (c) termination of the Optionholder’s employment under circumstances in which the Optionholder is entitled to severance benefits or salary continuation or similar benefits under a change in control agreement, employment agreement, or severance or separation pay plan. If any Profits realized upon the exercise of this Option inure to the benefit of the Corporation in accordance with the first sentence of this paragraph, the Optionholder shall pay all such Profits to the Corporation within 30 days after receiving written notice from the Corporation that the Optionholder has engaged in a harmful activity. Consistent with the provisions of the Plan, the determination by the Committee as to whether the Optionholder engaged in “harmful activity” while employed by the Corporation or within six months after termination of employment with the Corporation shall be final and conclusive, unless otherwise determined by a majority of disinterested members of the Board.

     A “harmful activity” shall have occurred if the Optionholder shall do any one or more of the following:

(1)	Use, publish, sell, trade or otherwise disclose Non-Public Information of the Corporation unless such activity was inadvertent, done in good faith and did not cause significant harm to the Corporation.

(2)	After notice from the Corporation, fail to return to the Corporation any document, data or other item or items in the Optionholder’s possession or to which the Optionholder has access that may involve Non-Public Information of the Corporation.

(3)	Upon the Optionholder’s own behalf or upon behalf of any other person or entity that competes or plans to compete with the Corporation, solicit or entice for employment or hire any employee of the Corporation.

(4)	Upon the Optionholder’s own behalf of upon behalf of any other person or entity that competes or plans to compete with the Corporation, contact, call upon, solicit or do business with (other than a business which does not compete with any business conducted by the Corporation), any customer of the Corporation the Optionholder contacted, called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not such information is or was non-public) while employed at the Corporation unless such activity was inadvertent, done in good faith, and did not involve a customer whom the Optionholder should have reasonably known was a customer of the Corporation.

(5)	Upon the Optionholder’s own behalf or upon behalf of any other person or entity that completes or plans to compete with the Corporation, engage in any business activity in competition with the Corporation in the same or a closely related activity that the Optionholder was engaged in for the Corporation during the one year period prior to the termination of employment.

For purposes of this subparagraph 2(e):

     “Non-Public Information shall mean, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by the Corporation, and that of its customers or suppliers, and that are not generally known by the public.

     “Profits” shall mean, with respect to this Option, the spread between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price, multiplied by the number of shares exercised under this Option.

(f)	Nontransferability. This Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Optionholder, this Option shall be exercisable only by the Optionholder.

(g)	Adjustments. In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation, or if the number of such shares of Common Stock shall be changed through the payment of a stock dividend, stock split, or reverse stock split, then the shares of Common Stock then subject to this Option and the exercise price thereof shall be increased, decreased, or otherwise changed to such extent and in such manner as may be necessary or appropriate to reflect any of the foregoing events. If there shall be any other change in the number or kind of the outstanding shares of the Common Stock, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Board shall, in its sole discretion, determine that such change equitably requires an adjustment to the terms of this Option, then such adjustment shall be made in accordance with such determination. Any adjustment so made shall be final and binding upon the Optionholder.

(h)	No Rights as Shareholder. The Optionholder shall have no rights as a shareholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance of a certificate or certificates for such shares.

(i)	No Right to Continued Employment. This Option shall not confer upon the Optionholder any right to continue in the employ of the Corporation or any Subsidiary, nor shall it interfere in any way with the right of the Corporation or any Subsidiary to terminate the Optionholder’s employment at any time and for any reason.

(j)	Compliance with Law and Regulations. This Option and the obligation of the Corporation to sell and deliver shares hereunder shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock prior to (1) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (2) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which a majority of the disinterested members of the Board shall, in its sole discretion, determine to be necessary or advisable.

3. Investment Representation

     The Corporation may require the Optionholder to furnish to the Corporation, prior to the issuance of any shares upon the exercise of all or any part of this Option, an agreement (in such form as the Corporation may specify) in which the Optionholder represents that the shares acquired upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

4. Optionholder Bound by Plan

     The Optionholder hereby acknowledges receipt of a copy of the Plan, prospectus and any amendments thereto, and agrees to be bound by all the terms and provisions thereof, which, to the extent relevant, are incorporated herein by reference.

5. Withholding of Taxes

     The Corporation will require, as a condition precedent to the exercise of this Option, that appropriate arrangements be made for the withholding of any applicable taxes. The obligation of the Optionholder under this paragraph to provide for the payment of withholding taxes may be satisfied, subject to the provisions of Section 11.5(b) of the Plan, by electing to have the Corporation withhold certain of the shares that would otherwise be issuable pursuant to the exercise of the Option granted hereby.

6. Notices

     Any notice hereunder to the Corporation shall be addressed to it at its office at 1130 Berkshire Boulevard, Wyomissing, PA 19610, Attention: Corporate Secretary, and any notice hereunder to Optionholder shall be addressed to him or her at the address below, subject to the right of either party to designate at any time hereafter in writing some other address.

     IN WITNESS WHEREOF, Sovereign Bancorp, Inc. has caused this Agreement to be executed by a duly authorized officer and the Optionholder has executed this Agreement, both as of the day and year first above written.

Jay S. Sidhu
President, Chairman, and Chief Executive Officer

OPTIONHOLDER:

(Signature)

(Print Address)

APPENDIX A

PERFORMANCE GOALS FOR OPTION EXERCISE